Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC CORPORATION REPORTS FISCAL YEAR 2012
AND FOURTH QUARTER RESULTS

Landec reports record revenues for FY 2012 of $317.6 million and EPS of $0.49

MENLO PARK, CA – July 31, 2012 -- Landec Corporation (Nasdaq: LNDC), today reported results for fourth quarter and fiscal year 2012.  Revenues for the fourth quarter of fiscal year 2012 increased 21% to $82.6 million compared to revenues of $68.1 million for the fourth quarter of fiscal year 2011.  Net income increased to $2.8 million, or $0.11 per diluted share, compared to a net loss of $2.7 million, or $0.10 per share, during the fourth quarter of fiscal year 2011.  Revenues for fiscal year 2012 increased 15% to $317.6 million compared to revenues of $276.7 million for fiscal year 2011.  Net income for fiscal year 2012 was $12.7 million or $0.49 per diluted share compared to net income of $3.9 million or $0.15 per diluted share for fiscal year 2011.

Fourth Quarter Results

The revenue growth of $14.5 million during the fourth quarter of fiscal year 2012 compared to the fourth quarter of 2011 was due to (1) $9.1 million of revenues from GreenLine Holding Company, (“GreenLine”) which was acquired by Apio, Inc., our specialty packaged food subsidiary, on April 23, 2012, (2) a $5.2 million increase in revenues in Apio’s non-GreenLine value-added businesses, which include the Apio fresh-cut specialty packaged vegetable business, Apio Cooling and Apio Packaging, and (3) a $1.3 million increase in revenues at Lifecore Biomedical, Inc., our biomaterials subsidiary, due to an increase in sales to existing customers.  The fourth quarter growth of $5.2 million in Apio’s value-added non-GreenLine businesses resulted from a combined year-over-year 14% increase in unit volume sales due to new product offerings, new distribution gains and overall growth in the fresh-cut vegetable category.  These increases in revenue were partially offset by a $1.3 million decrease in revenues in our Technology Licensing business primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

For the fourth quarter, the net income of $2.8 million increased by $5.5 million because the Company recorded a loss of $2.7 million in the prior year fourth quarter. The loss in the prior year fourth quarter was due to the $4.8 million impairment charge from the write off of goodwill at Landec Ag, Landec’s former seed subsidiary.  Additionally, net income in the fourth quarter increased due to (1) a $3.3 million increase in Apio’s operating income, including $1.6 million from GreenLine, and before acquisition related expenses of $1.0 million recorded at Apio, and (2) a $1.3 million increase in operating income at Lifecore.  These increases in net income in the fourth quarter were partially offset by (1) non-recurring acquisition related expenses of $2.0 million (see the Questions and Answers section in this release for details), (2) a $1.3 million reduction in license fees from the termination of the Monsanto license agreement, and (3) an $836,000 increase in the income tax expense.

Gary Steele, Landec’s Chairman and CEO, commented, “We had a very good fourth quarter.  As compared to the fourth quarter of fiscal year 2011, the Apio total value-added business grew revenues 31% during the quarter due to GreenLine revenues of $9.1 million and a $5.2 million growth in sales for Apio’s non-GreenLine value-added businesses.  In addition, Lifecore grew revenues 24% during the quarter.  Net income, which included net income from GreenLine of $1.6 million and acquisition related expenses of $2.0 million, increased 36% during the fourth quarter of fiscal year 2012, after excluding the goodwill write off of $4.8 million from the results for the fourth quarter of fiscal year 2011.”

Fiscal Year Results

Revenues for fiscal year 2012 increased $40.8 million, or 15%, to a record $317.6 million compared to revenues of $276.7 million for the same period a year ago.  Net income for fiscal year 2012 increased 224% to $12.7 million or $0.49 per diluted share compared to net income of $3.9 million or $0.15 per diluted share for the same period last year.  Excluding the $4.8 million goodwill write off in fiscal year 2011, net income increased $4.0 million, or 46%.

The increase in revenues during fiscal year 2012 compared to fiscal year 2011 resulted from: (1) $9.1 million of revenues from GreenLine, (2) a $22.8 million increase in revenues in Apio’s non-GreenLine value-added businesses, (3) a $9.8 million increase in Apio’s export revenues due to an 11% increase in export unit volume sales and favorable pricing, and (4) a $1.8 million increase in revenues at Lifecore.  The fiscal year growth in Apio’s non-GreenLine value-added businesses resulted from a combined year-over-year 11% increase in unit volume sales due to new product offerings, new distribution gains and overall growth in the fresh-cut vegetable category aided by normal weather patterns during fiscal year 2012 compared to poor weather conditions last year that resulted in produce sourcing issues in fiscal year 2011.  These increases in revenues were partially offset by a $2.7 million decrease in revenues in our Technology Licensing business primarily due to the termination of the Monsanto license agreement at the end of the second quarter of fiscal year 2012.

Net income for fiscal year 2012 increased $8.8 million compared to fiscal year 2011, primarily due to: (1) a $4.8 million impairment charge during fiscal year 2011 which resulted from the write off of goodwill at Landec Ag, (2) a $5.2 million increase in operating income at Apio, which includes $1.6 million from GreenLine and excludes acquisition related expenses, (3) a $6.0 million increase in pre-tax income from our 20% investment in Windset Farms, and (4) a $681,000 increase in operating income at Lifecore.  These increases in net income for fiscal year 2012 were partially offset by (1) non-recurring acquisition related expenses of $2.0 million, (2) a $2.7 million reduction in license fees from the termination of the Monsanto license agreement, and (3) a $3.0 million increase in the income tax expense.

Landec ended fiscal year 2012 with $22.2 million in cash and cash equivalents.  In fiscal year 2012, Landec purchased $5.4 million of property, plant and equipment and increased cash from operations by 53% to $22.2 million from $14.5 million in fiscal year 2011.

Management Comments and Guidance for Fiscal Year 2013

“As reflected in our financial results, we had a very good fiscal year 2012 with revenue growth of 15% and net income growth of 46%, after excluding the $4.8 million goodwill write off in fiscal year 2011, and we plan to continue our growth path into fiscal year 2013.  For fiscal year 2013, we plan to grow Landec revenues by approximately 30% and net income by 25% to 35% compared to fiscal year 2012.  Landec’s strategy, as evidenced by the growth in revenues, gross profit and net income during fiscal year 2012, is to focus on our core food and biomaterial businesses and also to capitalize on our unique polymer technology and on our strong channels of distribution to drive growth across our businesses,” concluded Mr. Steele.

Ron Midyett, Apio’s CEO stated, “The acquisition of GreenLine and our investment in Windset have significantly contributed to the year-over-year growth in both revenues and pre-tax income for Apio.  In addition, our non-GreenLine value-added businesses realized very good growth as a result of the addition of new customers, increased sales to existing customers, and new product introductions.  Our Cal-Ex export business also had a very good year achieving record revenues and pre-tax income during fiscal year 2012.”

Dennis Allingham, Lifecore’s CEO, said, “Lifecore has recently been notified by two of its customers that they have received product clearances by the FDA.  Lifecore expects that these new products recently approved by the FDA, combined with anticipated increases in sales of existing products, will result in Lifecore growing revenues by approximately 15% in fiscal year 2013, while maintaining historical margins.”

Landec Fourth Quarter 2012 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, August 1, 2012 during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2012.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com by selecting Investors and the Financial Releases & Events page.  A replay of the webcast will be available for 30 days.  Additionally, investors can listen to the call by dialing (866) 871-4460 or (703) 639-1468 at least 5 minutes prior to the start.  A replay of the call will be available through Wednesday, August 8, 2012 by calling (888) 266-2081 or (703) 925-2533, code #1583900.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in food and biomaterials markets. Landec has two proprietary polymer technology platforms: Intelimer Polymers® and Hyaluronan (“HA”) that are the foundation for its business. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables sold in North America by combining Landec’s proprietary food packaging technology, and the strength of two major national brands Eat Smart® and GreenLine®, with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. Landec’s Licensing Partnerships work closely with market-leading companies to develop and commercialize differentiated polymer-based products.  For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, the ability to integrate GreenLine’s operations into the Company, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2011 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 27, 2012	May 29, 2011
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$22,177	$36,259
Accounts receivable, net	32,321	22,677
Inventories, net	22,011	20,161
Deferred taxes	2,076	542
Prepaid expenses and other current assets	2,578	5,987
Total Current Assets	81,163	85,626

Investments in non-public companies	22,293	16,455
Property and equipment, net	63,495	51,779
Intangible assets, net	108,605	52,256
Other assets	2,136	196
Total Assets	$277,692	$206,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$23,420	$17,047
Accrued compensation	5,782	3,080
Other accrued liabilities	18,642	3,581
Deferred revenue	162	2,657
Lines of credit	11,666	—
Current portion of long-term debt	7,012	4,330
Total Current Liabilities	66,684	30,695

Long-term debt	40,305	15,500
Deferred taxes	18,037	11,338
Other non current liabilities	1,108	11,053

Stockholders' Equity
Common stock	26	27
Additional paid-in capital	119,894	119,169
Accumulated other comprehensive loss	—	(267)
Retained earnings	29,822	17,126
Total stockholders' equity	149,742	136,055
Noncontrolling interest	1,816	1,671
Total Equity	151,558	137,726
Total Liabilities and Shareholders’ Equity	$277,692	$206,312

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	May 27, 2012	May 29, 2011	May 27, 2012	May 29, 2011
Revenues:
Product sales	$81,096	$65,650	$310,272	$267,121
Services revenues	808	792	3,138	3,391
License fees	―	1,350	2,700	5,400
Research, development, and royalty revenues	713	308	1,442	817
Total revenues	82,617	68,100	317,552	276,729

Cost of revenue:
Cost of product sales	67,263	56,895	262,859	227,167
Cost of services revenues	648	659	2,555	2,867
Total cost of revenue	67,911	57,554	265,414	230,034

Gross profit	14,706	10,546	52,138	46,695

Operating costs and expenses:
Research and development	2,483	2,513	9,625	9,275
Selling, general and administrative	7,343	6,425	26,515	24,608
Impairment charges and acquisition costs	1,421	4,780	1,421	4,780
Total operating costs and expenses	11,247	13,718	37,561	38,663
Operating income (loss)	3,459	(3,172)	14,577	8,032

Dividend income	281	281	1,125	328
Interest income	(39)	86	180	430
Interest expense	(437)	(189)	(929)	(820)
Other income	736	618	5,331	472
Net income (loss) before taxes	4,000	(2,376)	20,284	8,442
Income tax expense	(1,107)	(271)	(7,185)	(4,181)
Consolidated net income (loss)	2,893	(2,674)	13,099	4,261
Non controlling interest	(114)	(90)	(403)	(341)
Net income (loss)	$2,779	$(2,737)	$12,696	$3,920

Diluted net income (loss) per share	$0.11	$(0.10)	$0.49	$0.15

Shares used in diluted per share computations	25,928	26,627	26,126	26,626

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 27, 2012
QUESTIONS AND ANSWERS

1)	What are the details surrounding the Company‘s revenue and net income growth expectations for fiscal year 2013?

For fiscal year 2013, we are projecting that revenues will grow approximately 30% and net income will grow 25% to 35% compared to fiscal year 2012 revenues and net income. The estimated range of revenue and net income growth is outlined in the following table (in millions):

Revenues as reported in fiscal year 2012	$318
Increases in revenue in FY 2013:
Value-added, including GreenLine (a)	95-110
Lifecore	4-6
Decreases in revenue in FY 2013
Apio export (b)	(6-8)
Technology licensing (c)	(3-4)
Projected revenue range for FY 2013	$408-422

Net income reported in fiscal year 2012	$12.7
Increases in pre-tax income in FY 2013:
Value-added, including GreenLine and Windset (d)	7.4-8.8
Lifecore	1.0-1.6
Decreases in net income in FY 2013:
Technology licensing, pre-tax (c)	(2.7-3.2)
Increase in income tax expense	(2.4-2.8)
Projected net income range for FY 2013	$16.0-17.1

(a) Projections assume no significant produce sourcing issues during fiscal year 2013.

(b) Projected decrease is due to the exceptional year Apio’s export business experienced in fiscal year 2012.  A more normalized expectation for Apio’s export business would be annual revenues of approximately $63 million to $65 million.

(c) Projected decrease in Technology licensing revenue and pre-tax income is due to the termination of the Monsanto licensing agreement in fiscal year 2012 and the loss of revenue and pre-tax income generated from the sale of Pollinator Plus® coatings due to the sale of Landec Ag to INCOTEC in June 2012.

(d)  Projections assume, due to the difficulty in estimating future changes in the fair market value of a minority investment, that the fair market value increase in our investment in Windset will be approximately the same as fiscal year 2012 and dividend income will be exactly the same, which, when combined, would result in approximately $7.0 million in pre-tax income in fiscal year 2013.

2)	What are the revenues and net income projections by quarter and what are the projected capital expenditures and the depreciation/amortization expense for fiscal year 2013?

Revenues are projected to have some variation between quarters with the second and third quarters being close to the same and the first and fourth quarters being lower by approximately 20% and 10%, respectively, than the second and third quarters.

Net income by quarter is projected to vary significantly between quarters.  We are projecting that net income per quarter as a percent of the projected net income for all of fiscal year 2013 will be approximately 12%, 40%, 18% and 30%, respectively.

Capital expenditures are projected to be approximately $7.5 million to $8.0 million.  The increase from the $5.4 million of capital expenditures during fiscal year 2012 is primarily due to capital expenditure requirements at GreenLine.  The depreciation and amortization expense is projected to be approximately $8.0 million in fiscal year 2013, compared to $5.6 million in fiscal year 2012.

3)	What comprises the $2.0 million of non-recurring acquisition related expenses and why does this amount differ from the $1.4 million reported as other operating expenses?

The $2.0 million of non-recurring acquisition related expenses are comprised of (in thousands):

Accounting and tax fees (recorded at Corporate)	$550
Expense associated with extinguishing of debt (a)	500
Write off of the step up in inventory at close (b)	100
Legal fees(c)	450
Investment banking fees(c)	300
Miscellaneous other fees(c)	100
Total non-recurring acquisition related expenses	$2,000

(a)	Of this $500,000, $350,000 is included as an offset to other income and $150,000 is included in interest expense. These amounts were recorded at Lifecore.
(b)	The $100,000 write off of inventory is included in cost of sales at Apio.
(c)	Recorded in other operating expenses at Apio.

The amounts explained in notes (a) and (b) above total $600,000 and together they explain the difference between the $2.0 million in aggregate acquisition related expenses and the $1.4 million of acquisition costs shown on the income statement as other operating expenses for the fourth quarter and fiscal year 2012.

4)
How is the integration of GreenLine progressing and what are the estimated cost savings from operational synergies during fiscal year 2013?  Is the drought in the Midwest going to negatively impact results during fiscal year 2013?

The integration is going well.  We expect to realize cost savings from operating synergies of approximately $1.0 million to $1.5 million during fiscal year 2013.  From the acquisition date through the end of fiscal year 2012, the GreenLine business generated $9.1 million of revenues and $1.6 million of operating income.  The drought currently being experienced in the Midwest is having an impact on green bean yields which is increasing the cost for green beans.  However, with the recent rains in the Ohio Valley and good operating results in June, we still believe we can achieve our original projections for GreenLine for fiscal year 2013 of $95 million to $100 million in revenues and $10 million to $11 million of EBTIDA (earnings before taxes, interest, depreciation and amortization) assuming there are no recurrences of severe adverse weather.

5)	Is the fresh-cut produce category continuing to grow?

Unit volume sales in the overall fresh-cut produce category grew 9% during our fiscal year 2012 compared to fiscal year 2011.  Over the same time period, unit volume sales in our fresh-cut specialty packaged vegetable business, which excludes Apio Cooling and Apio Packaging, grew 20%, more than double the category growth.

Apio continues to add customers and introduce new products.  Apio’s unit volume growth and market share continue to benefit from Apio’s focus on advancing and improving its competitive advantages in technology, customer service and product quality, all of which have been further enhanced with the acquisition of GreenLine.

6)	What is the status of Windset’s new Santa Maria, California operation?

Windset has completed construction on the first 64 acres of greenhouses, which equates to three million square feet, along with completion of the processing facility and the water treatment plant.  All 64 acres have been planted with different varieties of tomatoes. Harvesting began on the first 32 acres in October 2011 and on the second 32 acres in December 2011.  Production performance is currently exceeding Windset’s original expectations.

During fiscal year 2012, we recognized pre-tax income of $5.8 million from our percentage of the increase in Windset’s fair market value. In addition, during fiscal year 2012, we recognized $1.1 million of dividend income from our Windset preferred stock.  For fiscal year 2013, due to the difficulty in estimating future changes in the fair market value of a minority investment, we are currently projecting that the fair market value increase in our investment in Windset will be approximately the same as fiscal year 2012 and dividend income will be exactly the same, which, when combined, results in approximately $7.0 million in pre-tax income.

7)	How are the Chiquita programs progressing?

The Chiquita-to-Go® banana program continues to grow and it is a higher margin program for Chiquita.  In connection with renewing the agreement for an additional five years, the companies agreed to add the use of our BreatheWay® technology for creating an optimal atmosphere within shipping containers in the field of global transport of bananas.  Chiquita has a sizable shipping container technology business that fits well with Landec’s long-term interest in using modified atmosphere technology for preserving produce during global transport.  Chiquita began purchasing membranes for shipping containers in the third quarter of fiscal year 2012.  However, it should be noted that the container program collaboration is still in its early commercial testing phase.

For the avocado program, while Landec’s BreatheWay packaging has performed as designed, the Fresh & Ready® avocado program has not progressed due to operational difficulties experienced by Chiquita.  Therefore, Chiquita has decided to take a different approach in order to exploit our BreatheWay technology for avocadoes. Chiquita is exploring a partner/licensee approach to continue the Fresh & Ready avocado program.  With the right partner, likely one who already operates in the avocado industry, Chiquita believes it will be able to again offer consistent ready-to-eat avocados to retail and foodservice customers.

8)	Can you remind us of the details surrounding your sale of Landec Ag to INCOTEC? What are the future plans concerning the use of your Intellicoat® coatings for seeds?

On June 24, 2012, Landec entered into three agreements with INCOTEC® Coating and Seed Technology Companies, a leading provider of seed and coating technology products and services to the seed industry.

In the first agreement, we sold Landec Ag to INCOTEC for $600,000, which will result in a gain of approximately $450,000, a majority of which will be recognized over the seven-year life of the Pollinator Plus® license agreement.

In the second agreement, Landec entered into a seven-year exclusive technology license and polymer supply agreement with INCOTEC for the use of Landec’s Intellicoat seed coating technology for male inbred corn which is sold under the Pollinator Plus® label.  Landec will be the exclusive supplier of Pollinator Plus polymers to INCOTEC during the term of the license agreement and will receive a royalty equal to 20% of the revenues realized by INCOTEC from the sale or sublicense of Pollinator Plus coatings during the first four years of the agreement and 10% for the last three years of the agreement.

In the third agreement, Landec entered into a five-year exclusive technology license and polymer supply agreement with INCOTEC for the joint development of new polymer and unique coatings for use in seed treatment formulations.  In this agreement, Landec will receive a value share which will be mutually agreed to by both parties prior to each application being developed.

These licenses do not include the use of Intellicoat for the controlled release of an active ingredient for agricultural applications which is being retained by Landec so that in the future we can explore opportunities to enter into an agreement(s) with one or more seed companies to exploit potential commercial application of this technology.

9)	Are you still considering new investments or acquisition initiatives?

In the short term, we are going to focus on integrating GreenLine and on executing our operational strategies, while continuing to look for opportunities that can accelerate growth in our core businesses of food and biomaterials and that have the potential for increasing our revenues and net income.

10)	What new products and/or programs does the Company plan to introduce during fiscal year 2013?

We intend to introduce several new products and product lines at Apio.  We also plan to expand offerings to customers of Lifecore primarily resulting from the recent clearance of customer products by the FDA.  In addition, we expect Windset to launch new BreatheWay packaged products for cucumbers and peppers and we plan to purchase tomatoes from Windset’s new Santa Maria operation for Apio’s vegetable tray business.

11)	What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business by launching new products and obtaining new customers, (2) integrate GreenLine into Apio’s operations, (3) grow Apio’s business while maintaining Apio’s margins, and (4) invest in R&D efforts for developing new Intelimer polymer technology applications.

12)	How do the pre-tax results by line of business for the three and twelve months ended May 27, 2012 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

Revenues:	Three months ended 5/27/12	Three months ended 5/29/11	Twelve months ended 5/27/12	Twelve months ended 5/29/11
Apio Value Added(a)	$61,070	$46,754	$207,582	$175,664
Apio Export (b)	13,513	13,366	71,485	61,663
Total Apio	74,583	60,120	279,067	237,327
Lifecore	6,861	5,542	34,283	32,505
Tech. Licensing (c)	1,173	2,438	4,202	6,897
Total Revenues	82,617	68,100	317,552	276,729

Gross Profit:
Apio Value Added	9,169	5,499	25,237	18,888
Apio Export	1,167	803	4,900	3,901
Total Apio	10,336	6,302	30,137	22,789
Lifecore	3,392	2,028	17,994	17,231
Tech. Licensing	978	2,216	4,007	6,675
Total Gross Profit	14,706	10,546	52,138	46,695

R&D:
Apio	315	271	1,106	1,023
Lifecore	1,196	1,080	4,671	4,272
Tech. Licensing	972	1,162	3,848	3,980
Total R&D	2,483	2,513	9,625	9,275

S,G&A:
Apio	4,018	3,311	14,776	12,722
Lifecore	1,140	1,230	4,521	4,838
Tech. Licensing	112	108	428	419
Corporate	2,073	1,776	6,790	6,629
Total S,G&A	7,343	6,425	26,515	24,608

Other (d):
Apio	218	854	5,541	773
Lifecore	(654)	(173)	(1,130)	(843)
Tech. Licensing	―	(4,780)	―	(4,780)
Corporate	(1,665)	(246)	(7,713)	(4,042)
Total Other	(2,101)	(4,345)	(3,302)	(8,892)

Net Income (Loss):
Apio	6,221	3,574	19,796	9,817
Lifecore	402	(455)	7,672	7,278
Tech. Licensing	(106)	(3,834)	(269)	(2,504)
Corporate	(3,738)	(2,022)	(14,503)	(10,671)
Net Income(Loss)	$2,779	$(2,737)	$12,696	$3,920

a)	Apio’s Value-Added business includes revenues and gross profit from GreenLine, Apio Cooling LP. and Apio Packaging.
b)	Apio’s Export business includes (1) its commission-based commodity export business, and (2) its commission-based domestic buy/sell business.
c)	Included in Tech. Licensing are the operating results of Landec Ag.
d)	Included in Other are net interest income/(expense), dividend income, non-operating income/(expense), income tax expense and impairment charges and acquisition related costs.